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                                                                    EXHIBIT 99.1


                  SIMULATIONS PLUS ANNOUNCES ANOTHER MULTI-YEAR
                         PHARMACEUTICAL SOFTWARE LICENSE

        SALE CONTRIBUTES TO NEW RECORD FOR SECOND FISCAL QUARTER REVENUES

         LANCASTER, CA, FEBRUARY 27, 2004. Simulations Plus, Inc. (OTCBB: SIMU), the leading provider of ADME absorption simulation and neural net structure-to-property prediction software for pharmaceutical discovery and development, today announced that a global pharmaceutical company has signed a multi-year global software license agreement. The first multi-year global license by a large pharmaceutical company was announced by the Company in the fourth quarter of its previous fiscal year in August 2003. Neither customer has agreed to be identified.

         Ron Creeley, vice president of marketing and sales for Simulations Plus and the company's Words+ subsidiary, said, "We're pleased to announce another multi-year license agreement for Simulations Plus software. Because this two-year license covers only a portion of our software offerings for the customer's multiple research sites, we believe that we still have the opportunity to license additional software to this customer during the two-year period. As we have noted earlier, we continue to pursue multi-year global license agreements with other large pharmaceutical customers as one part of our growth strategy."

         Momoko Beran, chief financial officer for Simulations Plus, added, "This license, added to our other pharmaceutical software license sales for the quarter, as well as improved sales for our Words+ subsidiary over last year's second quarter, is expected to result in another record for second quarter revenues. Preliminary figures indicate an increase in revenues of approximately 18% over last year's second quarter." The Company's second fiscal quarter ends on February 29.

ABOUT SIMULATIONS PLUS, INC.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. The Company has two other businesses, Words+, Inc. and FutureLab(TM), which are based on its proprietary software technologies. Simulations Plus, Inc., is headquartered in Southern California and trades on the OTCBB under the symbol "SIMU." For more information, visit our Web site at www.simulations-plus.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability of the Company to book revenues and earnings as it expects for the current quarter, the ability of the Company to maintain its competitive advantage, the general economics of the pharmaceutical industry, the ability of the Company to attract and retain sufficient scientific and technical staff to sustain its R&D and customer support functions, and a sustainable market. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.

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